Exhibit 99.1

News and information P.O. Box 4552 Park City, UT 84060 Phone: 435-615-0340 Fax: 435-615-4780 e-mail: investinfo@ascresorts.com

Date: October 20, 2007	Contact:
Release: IMMEDIATE	David Hirasawa
American Skiing Company
Investor and Media Communications
435-615-0396
ASC to Proceed with Sale of The Canyons to Talisker
Vail Resorts is Denied its Request for Preliminary Injunction
PARK CITY, UTAH — October 20, 2007 — American Skiing Company (“ASC”) announced today that the state District Court in Denver, Colorado denied a motion by Vail Resorts, Inc. (“Vail”) for a preliminary injunction to prevent ASC from selling The Canyons resort in Park City, Utah to Talisker Canyons Finance Co LLC (“Talisker”). Vail had asked the Denver District Court to hold up the sale of ASC’s subsidiary, ASC Utah, to Talisker, pending resolution of the claims made by Vail in the litigation it brought to challenge the sale. No claims have been made against ASC or ASC Utah. ASC Utah operates The Canyons, which is ASC’s sole remaining ski resort asset. ASC also announced that it fully intends to complete the previously announced sale of ASC Utah to Talisker, subject to certain conditions and consents.
“As a party that has not been accused of any wrongdoing in this matter, we are very pleased with the District Court’s decision to allow the sale of The Canyons to go forward. This ruling from the District Court is a first step toward a great future for the resort under Talisker’s ownership. We will continue to work closely with Talisker to satisfy all remaining conditions to the closing of our sale,” said ASC President and CEO B.J. Fair.
The Canyons, Utah’s largest winter resort, will operate as planned and is slated to open for the winter season on November 17. ASC presently anticipates that the closing of its sale of The Canyons will take place in the 4th calendar quarter of 2007.

About American Skiing Company
Headquartered in Park City, Utah, American Skiing Company is in the process of complete dissolution and liquidation. More information is available on the company’s web site, www.peaks.com.
Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as “anticipate”, “assume”, “believe”, “expect”, “intend”, “plan”, and words and terms of similar substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, the failure to satisfy any of the conditions to closing of the purchase agreement relating to The Canyons, or the buyer’s refusal to close for such agreements, and other factors listed from time to time in our documents we have filed with the Securities and Exchange Commission. We caution the reader that this list is not exhaustive. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this press release are made only as of the date of this document and under Section 27A of the Securities Act and Section 21E of the Exchange Act, we do not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.
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